Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is effective as of August 19, 2011 (the “Effective Date”), by and between Electromed, Inc., a Minnesota corporation (“Electromed”) and Terry Belford (“Belford”).

RECITALS

A.           Belford is currently employed by Electromed in the capacity of Chief Financial Officer (“CFO”), but wishes to retire from his position and resign his employment.

B.           Electromed and Belford have reached agreement as to the terms and conditions of Belford’s remaining employment with Electromed and his separation in order for their professional relationship to terminate in an amicable manner.

C.           The parties desire to set forth their understanding and agreement with respect to Belford’s transition and separation from Electromed in this Transition Agreement and the Separation Agreement and Release of Claims attached to this Transition Agreement as Exhibit A (the “Separation Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and promises made by and between the parties, the receipt and adequacy of which is acknowledged, Electromed and Belford hereby agree as follows:

AGREEMENTS

1.           Term.  The period during which Belford will provide transition services under this Transition Agreement will commence on the Effective Date and will terminate automatically on the Separation Date.  For purposes of this Agreement, the “Separation Date” means the earlier of (a) October 31, 2011, or (b) the date on which Electromed’s new CFO commences employment.  The period from the Effective Date through the Separation Date will be referred to as the “Term.”  Electromed agrees to provide prompt notice to Belford of the date the new CFO commences employment if that date is prior to October 31, 2011.

2.           Resignation.

a.           By signing this Transition Agreement, Belford hereby resigns as an employee and CFO of Electromed, effective as of the Separation Date.

b.           If Belford’s employment with Electromed terminates for any reason other than his resignation pursuant to this Transition Agreement, then his termination will be governed by the applicable terms of the New Employment Agreement dated effective January 1, 2010 (the “Employment Agreement”), and this Transition Agreement and the Separation Agreement will become null and void.

3.           Duties.  During the Term, Belford will (a) perform his ordinary and customary duties (including but not limited to assisting with and overseeing the preparation and filing of the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the “2011 Annual Report”), which the parties expect to be filed no later than September 28, 2011), except that Belford will not make any personnel changes without the approval of the Chief Executive Officer or the Board of Directors of Electromed, and except to the extent otherwise directed by Electromed, (b) transition his duties, and train and educate the appropriate personnel within Electromed to assume his duties, (c) perform such other duties as reasonably directed by Electromed, and (d) abide by and comply with Electromed’s policies, procedures and standards of conduct as they exist from time to time.  Belford’s last day in the office will be the day the 2011 Annual Report is filed with the Securities and Exchange Commission (the “Filing Date”).  Beginning the first business day following the Filing Date and continuing through the Separation Date, Belford will work from home to perform the duties required hereunder.  Belford will not come into the office after the Filing Date unless specifically requested by Electromed’s Chief Executive Officer.

4.           Compensation and Benefits.  From the Effective Date through October 31, 2011, Electromed will continue to (a) pay Belford his current base salary plus any applicable bonus, at a rate of $15,066.00 per month, less applicable deductions and withholding, and (b) provide Belford such other benefits and group insurance benefits for which Belford is eligible, subject to the terms and eligibility requirements of such plans.  Belford will not be entitled to any other compensation or benefits during or after the Term except as expressly set forth in this Transition Agreement and the Separation Agreement.

5.           Separation Pay.  Electromed will provide Belford with the Separation Pay described in Section 2 the Separation Agreement if, and only if, (a) Belford signs this Transition Agreement, (b) Belford does not materially breach the terms of this Transition Agreement, (c) Belford’s resignation pursuant to Section 2 has become effective, and (d) Belford signs (and does not rescind in whole or in part) the Separation Agreement on the later of (i) ten (10) calendar days following the Separation Date, or (ii) twenty-one (21) calendar days from the date Belford receives the Separation Agreement.

6.           Notice of Breach and Opportunity to Cure.  In the event Electromed believes that Belford has breached any of the terms or conditions of this Agreement, Electromed shall give Belford prompt written notice thereof, and Belford shall thereafter have ten (10) days to cure said breach and avoid any default under this Agreement.

7.           Post-Separation Restrictions and Obligations.  In further consideration for the Separation Pay described in Section 2 of the Separation Agreement, Belford agrees that he will abide by the restrictions and obligations described in his Non-Competition, Non-Solicitation, and Confidentiality Agreement dated effective January 1, 2010 (the “Non-Competition Agreement”) as well as the post-separation consulting and cooperation obligations described in the Separation Agreement.

8.           Modifications.  This Transition Agreement and the Separation Agreement supersede all prior agreements and understandings between the parties, whether oral or in writing, relating to Belford’s employment with Electromed and termination thereof, compensation, benefits, and/or separation/severance payments and/or benefits (including but not limited to the Employment Agreement), unless this Transition Agreement is declared null and void pursuant to Section 2 (b) of this Transition Agreement.  Notwithstanding the foregoing, this Transition Agreement does not supersede or terminate the Non-Competition Agreement, or any separate warrant agreements between Belford and Electromed.  This Transition Agreement may not be changed or terminated orally.  No modification, termination or attempted waiver of any of the provisions of this Transition Agreement will be valid unless in writing signed by both parties.

9.           Governing Law.  This Transition Agreement and all questions arising in connection with it will be governed by the laws of the State of Minnesota.

10.           Assignment.  This Transition Agreement is personal to Belford and may not be assigned by him without the written agreement of Electromed.  The rights and obligations of this Transition Agreement automatically will inure to the successors and assigns of Electromed.

11.           Severability.  If a court finds any term of this Transition Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Transition Agreement will remain in effect.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement in the manner appropriate to each.

TERRY BELFORD

Date: August 19, 2011	/s/ Terry Belford

ELECTROMED, INC.

Date: August 19, 2011	/s/ Robert D. Hansen
By: Robert D. Hansen
Its: Chief Executive Officer